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                               Exhibit 99.1

                   PRIOR YEAR 2000 READINESS DISCLOSURES


Each of the following statements previously made by the Registrant is being designated as a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. These prior Year 2000 Readiness Disclosures were based in part upon and repeated information provided by the Registrant's customers, suppliers and other third parties without independent verification by the Registrant. These prior Year 2000 Readiness Disclosures are superseded by the Year 2000 Readiness Disclosure in the Quarterly Report on Form 10-QSB for the period ended September 30, 1998.

ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997

YEAR 2000

ChoiceOne's management is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 will affect virtually every computer operation by the rollover of the two digit year value to "00." The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

ChoiceOne formed an internal committee in 1997 to address the year 2000 issue. The committee has studied ChoiceOne's internal operating systems and will begin to make necessary changes in 1998. The committee has also communicated with the vendors that provide software for ChoiceOne. Almost all of ChoiceOne's vendors have already indicated that they are year 2000 compliant or are making necessary modifications to make their software comply.

ChoiceOne's management estimates that the cost to convert existing systems to make them able to process in the year 2000 will approximate $50,000 to $75,000 in 1998. Additional costs, at this time undetermined, may be necessary in 1998 or 1999 to fully covert all of ChoiceOne's computer systems. In addition, ChoiceOne's operations may be materially affected if the computer systems of third parties are not converted in a timely fashion to be able to process properly in the year 2000.